Exhibit 99.1

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Ruth Pachman

Andrea Calise

Kekst and Company

(212) 521-4891 / (212) 521-4845

Analysts International Corporation Announces Full Director Slate for Upcoming Annual Meeting

Annual Shareholder Meeting to be Held May 28, 2008

Minneapolis, April 9, 2008 — Analysts International Corporation (NASDAQ:ANLY), a diversified technology services company, today announced its full slate of nine director nominees for its annual meeting scheduled for May 28, 2008, at 9 a.m. at the Sheraton Bloomington Hotel, Minneapolis South in Bloomington, MN.

The nominees comprise current directors Elmer N. Baldwin, Brigid A. Bonner, Williard W. Brittain, Krzysztok K. Burhardt, Joseph Dunsmore and Michael B. Esstman as well as first-time nominees Andrew K. Borgstrom, Galen G. Johnson and Douglas C. Neve.

“The Nomination/Governance Committee and the Board worked diligently to ensure that this proposed slate of directors represents the talent and expertise required to help guide the transformation of our business and move AIC into a new era,” said Dr. Krzysztof Burhardt, Chairman of the Board. “From the depth and breadth of IT services industry experience and strong financial expertise that’s represented to the individuals who can effectively represent the voice of the customer, we believe this is an outstanding slate of candidates. And, with more than half of the nominations going to relatively new nominees, we look forward to benefiting from the fresh perspective these individuals will bring to AIC.”

“AIC is moving swiftly forward in its program to refocus the Company as a provider of value-added IT services,” added Burhardt. “A strong and experienced Board committed to creating shareholder value will be an essential part of our success.”

As previously announced, three long-time directors — Michael J. LaVelle, Margaret A. Loftus and Robb L. Prince — will be retiring from the Board of Directors at this year’s annual meeting after 8, 15 and 14 years of Board service, respectively.

Biographies of 2008 Nominees:

Baldwin, 47, initially joined AIC in 2007 as a consultant to assist in the refocusing and renewal of AIC’s business. In November 2007, Mr. Baldwin transitioned into a full-time role as President and CEO. Previously, Mr. Baldwin served as CEO of BORN Information Services, Inc., a national IT consulting company based in Minnesota. He led the turnaround of BORN and eventually facilitated the sale of the company to Fujitsu, where he remained in a senior role until the companies were fully integrated. Prior to BORN, Mr. Baldwin served as President and COO of Manchester Companies, a role he assumed after Nuvolution, a management and systems company he founded in 2000, was sold to Manchester. In addition, Mr. Baldwin’s professional pedigree has been developed at Accenture; Egghead Software; York & Associates, Inc.; Oracle Corporation; Hughes Aircraft; and Northrop Corporation. Mr. Baldwin has been a member of the Board since his appointment in December 2007.

Bonner, 47, is the former Senior Vice President of Strategy and Planning for OptumHealth, an operating group within UnitedHealth Group Inc. (UHG), where she was employed from January 2003 until November 2007. From 2003 to 2005, she was Senior Vice President and CIO of United Health Technologies, UHG’s enterprise-wide information technology organization. Prior to joining UHG, Ms. Bonner was Chief Information Officer and Chief Marketing Officer at SimonDelivers.com, an online home grocery store delivery company, from 2000 until late 2002. Prior to that, Ms. Bonner held executive positions at Target Corporation and IBM. Ms. Bonner has served on the AIC Board since April 2006.

Borgstrom, 46, has served as CEO of RapiDemand, an investment banking firm, since 2005. Prior to that, Borgstrom held the positions of CEO of T-Systems North America, a division of Deutsche Telekom; CEO of Debis IT Services; Founder and CEO of Technology Asset Management; and Senior Executive with IBM and Intelligent Electronics.

Brittain, 60, is the Chairman and Chief Executive Officer of Professional Resources on Demand (PREOD), a flexible staffing and executive search company. Prior to joining PREOD in October 2002, Mr. Brittain was the Chief Operating Officer of PricewaterhouseCoopers LLP and PwC Consulting from 1996 to 2002. Mr. Brittain has been a director on AIC’s Board since April 2005.

Burhardt, 65, is a Partner at Clotho & Associates, a firm specializing in the identification of technical and business ventures. Prior to joining Clotho & Associates, Dr. Burhardt was Vice President of Technology at Honeywell International and Honeywell Inc. from May 1998 to August 2000. Previously, he served as Vice President and Chief Technology Officer at Imation Corporation, a data storage products company, and Vice President of Research and Development at 3M, a worldwide diversified technology company. Mr. Burhardt has been a director on AIC’s Board since December 2002.

Dunsmore, 49, has served as CEO of Digi International, Inc., a leader in device networking for business since 1999. Previously, he served as the Vice President of Access for Lucent Microelectronics, acted as an independent consultant and executive for various Chicago area high-tech start-up businesses, held executive management positions as Vice President of Product Management and Vice President of New Business Initiatives at U.S. Robotics and at 3Com after its acquisition of U.S. Robotics, and held positions of increasing responsibility at AT&T Paradyne. Mr. Dunsmore joined the Board in January 2008.

Esstman, 61, has been general partner of Esstman Investments, Ltd., since 2002 and previously served as Senior Vice President, GTE International Telecom Services at GTE Corporation, a telecommunications company. He also served as Executive Vice President, Customer Segments, GTE Domestic Telephone Operations from 1995 to 1997. He has been a director on AIC’s Board since 2002.

Johnson, 61, has served since 1998 as Corporate Vice President and Controller of Cargill, Incorporated, an international provider of food, agricultural and risk management products, where he has worked for the past 39 years. Mr. Johnson also serves on the Board of Directors for American Investors Bank, where he chairs the Audit Committee, and on the Board of Directors for Morningside College.

Neve, 52, most recently served as Executive Vice President and Chief Financial Officer of Ceridian Corporation, a leader in providing information services for human resources, transportation and retailing, from 2005 to 2007. From 2002 to 2005, Mr. Neve was a partner with Deloitte & Touche LLP. Prior to that, he was a partner with Arthur Andersen LLP. Mr. Neve currently serves on the Board of Directors and chairs the Audit Committee of Tyndale House Publishers and on the Board of Directors of ALLETE, Inc. of Duluth, MN, where he is also a member of the Audit Committee.

About Analysts International Corporation

Headquartered in Minneapolis, Analysts International Corporation (NASDAQ: ANLY) is a diversified technology services company. With sales and customer support offices in the United States and Canada, Analysts International Corporation provides information technology solutions and staffing services, including: Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market; Professional Services, which provides highly skilled, project managers, business analysts, developers and other IT consultants to assist its clients with strategic change; and IT Resources Staffing, which provides best value, best response supply of resources to high-volume clients. For more information, visit www.analysts.com.

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